Exhibit 99.2

    Uranium Resources, Inc. Announces Feasibility Study of New Mexico Assets

     -- URI to consider augmenting in-situ mining capabilities with conventional mining

     -- Company to evaluate uranium properties, mining assets and extensive database

     LEWISVILLE, Texas--(BUSINESS WIRE)--Nov. 10, 2006--Uranium Resources, Inc. (OTCBB: URRE) ("URI") announced today that it has launched an internal evaluation to determine the feasibility of developing a conventional mining and milling complex based on several of the Company's New Mexico properties that are less amenable to in-situ recovery mining methods.

     From 1948 through 2001, nearly 350 million pounds of uranium were produced by conventional mining and milling methods in New Mexico. During the peak years from 1959 through 1981, conventional production ranged from 9 to 19 million pounds of uranium per year, averaging nearly 13 million pounds per year.

     As for the future, the Energy Information Administration (EIA) stated in a June 2004 report that as of December 31, 2003, uranium reserves in New Mexico were estimated to be 341 million pounds U3O8 assuming forward costs of up to $50 per pound of U3O8. Given historic production rates and EIA's estimate of available uranium resources, URI believes a single conventional mill in New Mexico could produce between 5 to 10 million pounds of uranium per year, which includes production from Company-owned properties.

     URI owns 183,000 acres of mineral holdings in New Mexico which includes mine sites at Crownpoint, Nose Rock, and Roca Honda. These mine sites were designed by previous owners to produce nearly 4 million pounds of uranium per year. All three projects were deferred in the early 1980s after uranium prices fell from $43 per pound of U3O8 to below $10 per pound by the end of that decade. On these sites are six completed mine shafts that are estimated to have a replacement cost of $25 to $50 million. With these shafts already in place, URI believes the cost of development should be lower. In addition, once all required permits are received, production on the sites with mine shafts already in place should begin considerably sooner than on comparable undeveloped sites.

     The feasibility study will include the following:

     -- The reopening and inspection of two 3,300 foot shafts at Nose Rock that were developed by a division of Phillips Petroleum in the late 1970s. This project was designed to produce approximately 2.5 million pounds of uranium per year, but was shutdown in 1981 before mining began.

     -- The reopening and inspection of three shafts at Crown Point that were developed by a division of Westinghouse Electric Corporation to produce an estimated 1.2 million pounds of uranium per year. Production from this project was deferred in 1981 before mining began.

     --   The reopening and inspection of the Kerr-McGee shaft on Roca Honda.

     -- A thorough evaluation of the Company's extensive data base that includes over 16,000 logs, feasibility studies, mine development plans, and ore reserve analyses that were prepared during the 1970s and '80s by Homestake Mining, Mobil Oil, Phillips Petroleum, United Nuclear, and Westinghouse Electric Corporation. This evaluation will focus on the Company's 43,000 acres located in the prolific Ambrosia Lake District where there exists the greatest potential to discover new uranium resources.

     -- A through examination of the Company's mineral holdings to determine which properties are more amenable to conventional development as opposed to in-situ recovery mining methods.

     -- An analysis to determine the feasibility of building a conventional mill to process company mined ore, as well as the potential for toll milling.

     This internal evaluation will be managed by Richard A. Van Horn, Senior Vice President - Operations. Mr. Van Horn has extensive experience in the conventional mining and milling of uranium on the Colorado Plateau with Union Carbide, including the management of the White Mesa Mill operating in Blanding, Utah.

     ABOUT URANIUM RESOURCES, INC.

     Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has three ISR mining projects. URI is also conducting a feasibility study on the Churchrock ISR project in New Mexico where the Company has a Nuclear Regulatory Commission license. URI's strategy is to fully exploit its resource base in Texas and New Mexico to take advantage of the strong global market for uranium.

     Safe Harbor Statement

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.


     CONTACT: Investors:
              Kei Advisors LLC
              Deborah K. Pawlowski, 716-843-3908
              dpawlowski@keiadvisors.com
              James M. Culligan, 716-843-3874
              jculligan@keiadvisors.com
              or
              Uranium Resources, Inc.
              David N. Clark, President and COO, 361-883-3990